Exhibit 99.4

FOR IMMEDIATE RELEASE

ENVESTNET COMPLETES ACQUISITION OF PRIMA CAPITAL

Gib Watson to Become Group President of Envestnet|PrimaTM

CHICAGO – April 5, 2012 – Envestnet, Inc. (NYSE: ENV), a leading provider of technology-enabled wealth management solutions for investment advisors, today announced the completion of its acquisition of Prima Capital Holding, Inc., a provider of investment manager due diligence, research applications, asset allocation modeling and multi-manager portfolios to the wealth management and retirement industries. Prima’s clientele include seven of the top 20 banks in the U.S. by total assets, regional broker-dealers, trust companies and accounting firms. “We are pleased to expand Envestnet’s core technology and investment solutions with Prima’s institutional-quality investment manager research and due diligence,” said Jud Bergman, Chairman and Chief Executive Officer of Envestnet. “This acquisition reaffirms Envestnet’s commitment to providing the tools and solutions that empower advisors to achieve better outcomes for their clients.”

Envestnet’s wealth management solutions are enhanced with Prima’s investment manager due diligence, research applications, asset allocation modeling and multi-manager portfolios to its existing customer base and to prospective customers. The acquisition also expands Envestnet’s customer base to include Prima’s range of clients in the banking and broker-dealer channels. “The comprehensive suite of products, services and solutions that Envestnet and Prima bring to investment advisors, together, is unique in the financial services industry,” said J. Gibson “Gib” Watson, III, Prima’s Founder, President and CEO. “Prima has long been a strong brand among wealth managers. Our acquisition by Envestnet enables us to continue delivering top quality products, services and solutions to meet our clients’ evolving needs, with additional resources for further innovation.”

Denver-based Prima was founded in 1999, and was acquired by Broadridge Financial Solutions, Inc. as part of Broadridge’s acquisition of Matrix Financial Solutions, Inc. in January of 2011. Mr. Watson will continue to head Prima’s operations as Group President of Envestnet|PrimaTM. The Prima acquisition is part of a long-range strategy to accelerate Envestnet’s growth through strategic acquisitions. Last December Envestnet acquired FundQuest, Inc., the Boston-based turnkey asset management program (TAMP) provider. In addition, Envestnet is engaged in the acquisition of Tamarac, Inc., a provider of sophisticated portfolio management technology that enables registered investment advisors (RIAs) to efficiently deliver customized individual account management to their clients.

ABOUT ENVESTNET (NYSE: ENV)

Envestnet, Inc. (NYSE: ENV) is a leading provider of technology-enabled wealth management solutions to investment advisors. Envestnet’s Advisor Suite® software empowers advisors to better manage client outcomes and strengthen their practice. Envestnet also offers advanced portfolio solutions through its Portfolio Management Consultants Group, Envestnet|PMC®. Envestnet|Vantage™ gives advisors an in-depth view of clients’ various investments, empowering them to give holistic, personalized advice.

Envestnet is headquartered in Chicago with offices in Boston, Charlotte, Denver, New York, Sunnyvale, and Trivandrum, India. For more information on Envestnet, please go to www.envestnet.com or call our toll-free number: (855) 769-0806.

ABOUT PRIMA CAPITAL

Envestnet|Prima™, a division of Envestnet, Inc. (NYSE: ENV), is a leading provider of investment manager research and due diligence, asset allocation and portfolio construction software and solutions, and other services to wealth managers and retirement planning professionals. Envestnet|PrimaTM delivers objective advice and robust evaluation tools to empower advisors and wealth management firms through the PrimaGuide research and Prima AllocationGuide proposal applications. Prima’s multi-factor due diligence process is applied to managed account strategies (UMA and SMA), mutual funds, ETFs and alternative investments. In addition, Envestnet|PrimaTM manages globally diversified, professionally constructed target-date and target-risk portfolios. For more information, visit www.primacapital.com.

For more information about Envestnet:

Media	Investors
Jami Schlicher, JCPR	Investor Relations
(973) 850-7309	(312) 827-3940
jschlicher@jcprinc.com	investor.relations@envestnet.com